                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                              (Amendment No. 1)



                             Ply Gem Industries
- --------------------------------------------------------------------------------
                              (Name of Issuer)


                               Common Stock**
- --------------------------------------------------------------------------------
                       (Title Of Class of Securities)


                                  729416107
                        -----------------------------
                               (CUSIP Number)

    Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









- --------------------
** Included in the aggregate positon held as reported in Box 9 of pages 2,3, and 4 are common shares held indirectly through a convertible issue.

- -------------------                                           -----------------
CUSIP NO. 729416107                    13G                    Page 2 of 8 Pages
- -------------------                                           -----------------

- -------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Merrill Lynch & Co., Inc.
- -------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                       (a) [_]
                                                                       (b) [_]
- -------------------------------------------------------------------------------
3  SEC USE ONLY
- -------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
- -------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                             None
                      ----------------------------------------------------------
 NUMBER OF            6   SHARED VOTING POWER
  SHARES
BENEFICIALLY                 660,950
 OWNED BY             ----------------------------------------------------------
   EACH               7   SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                  None
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                             660,950
- -------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        660,950
- -------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
- -------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.8%
- -------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

        HC, CO
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

- -------------------                                           -----------------
CUSIP NO. 729416107                   13G                     Page 3 of 8 Pages
- -------------------                                           -----------------

- -------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Merrill Lynch Group, Inc.
- -------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                       (a) [_]
                                                                       (b) [_]
- -------------------------------------------------------------------------------
3  SEC USE ONLY

- -------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
- -------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                             None
                      ----------------------------------------------------------
  NUMBER OF           6   SHARED VOTING POWER
   SHARES
BENEFICIALLY                 660,950
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                 None
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                             660,950
- -------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        660,950
- -------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- -------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.8%
- -------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

        HC, CO
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

- -------------------                                           -----------------
CUSIP NO. 729416107                       13G                 Page 4 of 8 Pages
- -------------------                                           -----------------

- -------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Princeton Services, Inc.
- -------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                       (a) [_]
                                                                       (b) [_]
- -------------------------------------------------------------------------------
3  SEC USE ONLY

- -------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
- -------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                             None
                      ----------------------------------------------------------
  NUMBER OF           6   SHARED VOTING POWER
   SHARES
BENEFICIALLY                 660,950
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                 None
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                             660,950
- -------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        660,950
- -------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- -------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.8%
- -------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

        HC, CO
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G


Item 1 (a)    Name of Issuer:
              ---------------

              Ply Gem Industries

Item 1 (b)    Address of Issuer's  Principal Executive Offices:
              -------------------------------------------------

              777 Third Avenue
              New York, NY 10017

Item 2 (a)    Names of Persons Filing:
              -----------------------

              Merrill Lynch & Co., Inc.
              Merrill Lynch Group, Inc.
              Princeton Services, Inc.

Item 2 (b)    Address of Principal Business Office, or, if None, Residence:
              -------------------------------------------------------------

              Merrill Lynch & Co., Inc.
              World Financial Center, North Tower
              250 Vesey Street
              New York, New York  10281

              Merrill Lynch Group, Inc.
              World Financial Center, North Tower
              250 Vesey Street
              New York, New York  10281

              Princeton Services, Inc.
              800 Scudders Mill Road
              Plainsboro, New Jersey  08536






                               Page 5 of 8 Pages

Item 2 (c)    Citizenship:
              -----------

              See Item 4 of Cover Pages

Item 2 (d)    Title of Class of Securities:
              ----------------------------

              Common Stock

Item 2 (e)    CUSIP Number:
              ------------

              72941610

Item 3
        Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group") and Princeton Services, Inc. ("PSI") are parent holding companies, in accordance with (S) 240.13d-1(b)(ii)(G).

Item 4    Ownership
          ---------

          (a) Amount Beneficially Owned:

        See Item 9 of Cover Pages. Pursuant to (S) 240.13d-4, ML&Co., ML Group & PSI (the "Reporting Persons") disclaim beneficial ownership of the securities of Ply Gem Industries referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of Ply Gem Industries covered by this statement.

          (b) Percent of Class:

              See Item 11 of Cover Pages

          (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:

                     See Item 5 of Cover Pages

              (ii)  shared power to vote or to direct the vote:

                     See Item 6 of Cover Pages

              (iii) sole power to dispose or to direct the disposition of:

                     See Item 7 of Cover Pages

              (iv)  shared power to dispose or to direct the disposition of:

                     See Item 8 of Cover Pages

Item 5         Ownership of Five Percent or Less of a Class.
               --------------------------------------------

               Not Applicable


                               Page 6 of 8 Pages

Item 6         Ownership of More than Five Percent on Behalf of Another Person.
               ---------------------------------------------------------------

               Not Applicable

Item 7         Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on by the Parent Holding
               -------------------------------------------------------------
               Company.
               -------

               See Exhibit A

Item 8         Identification and Classification of Members of the Group.
               ---------------------------------------------------------

               Not Applicable

Item 9         Notice of Dissolution of Group.
               -------------------------------

               Not Applicable

Item 10        Certification.
               -------------

        By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.
- ---------

        After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February  14, 1994           Merrill Lynch & Co., Inc.

                                          /s/ David L. Dick
                                    -------------------------------------------
                                    Name: David L. Dick
                                    Title: Assistant Secretary

                                     Merrill Lynch Group, Inc.

                                          /s/ David L. Dick
                                    -------------------------------------------
                                    Name: David L. Dick
                                    Title: Secretary

                                    Princeton Services, Inc.

                                          /s/ David L. Dick
                                    -------------------------------------------
                                    Name: David L. Dick
                                    Title: Attorney-in-Fact*

________________
* Signed pursuant to a power of attorney, dated February 10, 1994, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc., et. al. on February 14, 1994 with respect to Dial REIT Inc.


                               Page 7 of 8 Pages

                           Exhibit A to Schedule 13G
                           -------------------------

                   ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                   -----------------------------------------


        Three of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey, New York, New York ("ML Group"), and Princeton Services, Inc., a Delaware corporation with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey ("PSI"), are holding companies in accordance with (S) 240.13d-1(b)(1)(ii)(G). The relevant subsidiaries of ML&Co. are ML Group and PSI.

        ML Group, a wholly-owned direct subsidiary of ML&Co., may be deemed to be the beneficial owner of 5.8% of the securities of Ply Gem Industries by virtue of its control of its wholly-owned subsidiary, PSI.

        PSI, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of 5.8% of the securities of Ply Gem Industries by virtue of its control, as general partner of two limited partnerships that act as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940. No one such investment company owns more than 5% of the securities of Ply Gem Industries.


                               Page 8 of 8 Pages